BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

10/28/2020

Work Order Item Number:	W2020102701580-905440
Filing Number:	20201004947
Filing Type:	Certificate of Designation
Filing Date/Time:	10/14/2020 3:07:00 PM
Filing Page(s):	3

Indexed Entity Information:

Entity ID: E0649392008-0

Entity Name: PHARMAGREEN BIOTECH INC.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent

STATE AGENT AND TRANSFER SYNDICATE, INC.

112 NORTH CURRY STREET, Carson City, NV 89703 - 4934, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Filed in the Office of	Business Number E0649392008-0
Barbara K. Cegavske	Filing Number 20201004947
Secretary of State State Of Nevada	Filed On 10/14/2020 3:07:00 PM
	Number of Pages 3

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Pharmagreen Biotech Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

SERIES A SUPER VOTING PREFERRED STOCK

1. DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series A Super Voting Preferred Stock, $0.001 par value per share (the " Series A Super Voting Preferred Stock ").

B. Number of Shares. The number of shares of Series A Super Voting Preferred Stock authorized shall be ten thousand (10,000) shares. Each share of Series A Super Voting Preferred Stock shall have a stated value equal to $0.001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the " Series A Stated Value ").

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

1. DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series A Super Voting Preferred Stock, $0.001 par value per share (the "Series A Super Voting Preferred Stock").

B. Number of Shares. The number of shares of Series A Super Voting Preferred Stock authorized shall be ten thousand (10,000) shares. Each share of Series A Super Voting Preferred Stock shall have a stated value equal to $0.001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series A Stated Value").

C. Dividends. Initially, there will be no dividends due or payable on the Series A Super Voting Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation's Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

2. LIQUIDATION AND REDEMPTION RIGHTS

Upon the occurrence of a Liquidation Event (as defined below), the holders of Series A Super Voting Preferred Stock are entitled to receive net assets on a pro-rata basis. Each holder of Series A Super Voting Preferred Stock is entitled to receive ratably any dividends declared by the Board, if any, out of funds legally available for the payment of dividends. As used herein, "Liquidation Event" means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations, unless (a) the holders of the Series A Super Voting Preferred Stock receive securities of the surviving Corporation having substantially similar rights as the Series A Super Voting Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor Corporation immediately thereafter (the "Permitted Merger"), unless the holders of the shares of Series A Super Voting Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets, unless the holders of Series A Super Voting Preferred Stock elect otherwise.

3. CONVERSION

No conversion of the Series A Super Voting Preferred Stock is permitted.

4. RANK

All shares of the Series A Super Voting Preferred Stock shall rank (i) senior to the Corporation's (A) Common Stock, par value $0.001 per share ("Common Stock"), and any other class or series of capital stock of the Corporation hereafter created, except as otherwise provided in clauses (ii) and (iii) of this Section 4, (ii) *pari passu* with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Super Voting Preferred-Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

5. VOTING RIGHTS

A. If at least one share of Series A Super Voting Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Super Voting Preferred Stock at any given time, regardless of their number, shall have voting rights equal to 20 times the sum of: i) the total number of shares of Common stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of all Series of Preferred stocks which are issued and outstanding at the time of voting.

B. Each individual share of Series A Super Voting Preferred Stock shall have the voting rights equal to:

[twenty times the sum of: {all shares of Common stock issued and outstanding at the time of voting + all shares of Series A, Series A and any newly designated Preferred stock issued and outstanding at the time of voting}]

Divided by:

[the number of shares of Series A Super Voting Preferred Stock issued and outstanding at the time of voting]

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Super Voting Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or By-laws.

6. PROTECTION PROVISIONS

So long as any shares of Series A Super Voting Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series A Super Voting Preferred Stock, alter or change the rights, preferences or privileges of the Series A Super Voting Preferred so as to affect adversely the holders of Series A Super Voting Preferred Stock.

7. MISCELLANEOUS

A. Status of Redeemed Stock. In case any shares of Series A Super Voting Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (1) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Super Voting Preferred Stock granted hereunder may be waived as to all shares of Series A Super Voting Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series A Super Voting Preferred Stock.

D. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner its set forth in this Section.